EXHIBIT 99.1

CannapharmaRx Continues into New European Market with First Shipment Completed to Germany

CannaPharmaRX, Inc. (OTC PINK: CPMD), a future leader in cannabis cultivation, is pleased to share recent updates, including its latest cultivation activities and sales achievements.

Successful Shipments to Israel and Germany

To date, the Company has successfully completed four shipments to Israel and one to Germany. Customer satisfaction with our proprietary strains remains high, and we are seeing strong demand for continued shipments in 2025.

Below is a summary of shipment volumes and average pricing:

• First Shipment to Israel (2024) – 150 Kg – Avg. price: 1.20 CAD/gram

• Second Shipment to Israel (2024) – 150 Kg – Avg. price: 1.57 CAD/gram

• Third Shipment to Israel (Jan 2025) – 245.7 Kg – Avg. price: 1.83 CAD/gram

• Fourth Shipment to Israel (April 2025) – 118.667 Kg – Avg. price: 1.90 CAD/gram

• First Shipment to Germany (March 2025) – 227.5 Kg – Avg. price: 1.94 CAD/gram

Additionally, the Company acted as an intermediary for other Canadian growers, facilitating deliveries to Israeli clients. This included 54.26 Kg in the third shipment and 73.17 Kg in the fourth. This new revenue stream reinforces the Company’s role as a key international hub, offering access to the German market for producers who may not have direct entry themselves.

Upcoming Shipments to Germany

The Company plans to make a second shipment to Germany in June, estimated at approximately 241 Kg. The anticipated pricing is 1.82 CAD/gram for product with less than 21% THC and 2.04 CAD/gram for product with more than 21% THC.

Ongoing Cannabis Cultivation

The Company is currently cultivating only 5 out of the existing 10 rooms. Additional capital expenditures are planned for 2025 to turn on the remaining 5 rooms and to add a new drying room to accommodate.

The Company also notes that, following changes to the growing method and post-harvest process to produce higher-quality products, it expects each grow room to yield approximately 60–80 Kg per month, with an average monthly forecast of 150 Kg and estimated sales in excess of CAD$300,000 per month.